Exhibit 10.10

June 1, 2015

Michael P. McKenna

Dear Mike:

On behalf of Quantum-Si Incorporated, I am pleased to offer you a position as President and Chief Operating Officer beginning June 1, 2015. Your annualized compensation in this position will consist of an annual base salary of $200,000, paid in twice monthly pay periods, less required deductions.

In addition to the outlined cash compensation, you will receive 937,500 shares of restricted stock in Quantum-Si, which will vest over a four year period with the following schedule: 187,500 on March 31, 2016, and 20,833 shares at the end of each of the next 36 months thereafter. Quantum-Si also agrees to make you a $100,000 loan, which will be forgiven on May 31, 2017, unless your employment is terminated with Quantum-Si for any reason prior to that date. In the case of your termination for any reason prior to May 31, 2017, the loan will be due and payable in full on such termination date.

You will be based out of Quantum-Si’s facility in Guilford, CT.

As an employee of Quantum-Si, you will be eligible for 15 days of paid time off each calendar year, pro-rated for any partial year based on your start date. All vacation must be used by the end of each calendar year. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans as of July 1, 2015, in accordance with the rules and eligibility of those plans currently in effect. Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee.

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign the Confidentiality, Intellectual Property, and Non-Compete Agreement enclosed with this letter.

We appreciate your exceptional talent and are very excited about you joining our young team. We firmly believe that we offer a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As one of the early members of our team you will be in the rare position of shaping the culture and direction of our organization from the very beginning. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on Tuesday, June 9, 2015 unless accepted by you in writing prior to such date.

Sincerely,

Quantum-Si Incorporated

By:	/s/ Elizabeth A. Whayland
Name: Elizabeth A. Whayland
Title: Asst Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Michael P. McKenna
Name: Michael P. McKenna